Exhibit 10.2

EXECUTION VERSION

AGREEMENT OF SUBLEASE

 between

TWINLAB CONSOLIDATED HOLDINGS, INC.
and
TWINLAB CONSOLIDATION CORPORATION,
Sublandlord

and

POWERCHORD, INC.,
Subtenant

Premises:

Entire 5th Floor
First Central Tower
360 Central Avenue
St. Petersburg, FL 33701

WILK AUSLANDER LLP

1515 Broadway, 43rd Floor

New York, New York 10036

TABLE OF CONTENTS

1.	Subleasing of Premises.	2
2.	Term; Use of Premises.	2
3.	Fixed Rent.	3
4.	Intentionally Deleted.	4
5.	Operating Expenses.	4
6.	Electricity; Additional Services.	7
7.	Additional Rent; Late Charges; Payment of Rental.	8
8.	Subordination to and Incorporation of the Lease.	9
9.	Alterations; Subtenant’s Initial Alterations.	10
10.	Covenants with Respect to the Lease.	12
11.	Services and Repairs.	13
12.	Consents.	13
13.	Termination of Lease.	14
14.	Sublease, Not Assignment.	14
15.	Damage, Destruction, Fire and other Casualty; Condemnation.	14
16.	No Waivers.	14
17.	Notices.	15
18.	Indemnity.	15
19.	Broker.	16
20.	Delivery of the Premises.	16
21.	Consent of Landlord to this Sublease.	17
22.	Assignment, Subletting and Mortgaging.	18
23.	Personalty; Personal Property Taxes.	19
24.	Insurance.	19
25.	Default.	20
26.	Surrender/Restoration.	20
27.	Intentionally Deleted.	20
28.	Miscellaneous.	20
29.	WAIVER OF JURY TRIAL AND COUNTERCLAIMS:	21

i

30.	Letter of Credit.	22
31.	Parking.	24
32.	Signage.	25
33.	Option to Renew.	25

EXHIBIT A – COMMENCEMENT DATE AGREEMENT	27
EXHIBIT B – LETTER OF CREDIT	29

ii

AGREEMENT OF SUBLEASE (this “Sublease”), made as of the 1st day of December, 2016, by and among TWINLAB CONSOLIDATED HOLDINGS, INC., a Nevada corporation (“TCH”), having an office at 2255 Glades Road, Suite 342W, Boca Raton, FL 33431, and TWINLAB CONSOLIDATION CORPORATION, a Delaware corporation (“TCC”), having an office at 2255 Glades Road, Suite 342W, Boca Raton, FL 33431 (TCH and TCC are collectively referred to herein as “Sublandlord”), and POWERCHORD, INC., a Delaware corporation (“Subtenant”), having an office at 100 2nd Avenue South, Suite 200S, St. Petersburg, FL 33701.

W I T N E S S E T H:

WHEREAS, by that certain Office Lease Agreement dated as of April 7, 2015, as amended by that certain First Amendment to Lease Agreement dated as of November 18, 2016 (collectively, the “Lease”), First Central Tower, Limited Partnership ("Owner") leases to Sublandlord (i) the entire fifth (5th) floor containing approximately 15,296 rentable square feet of space, and (ii) the entire sixth (6th) floor containing approximately 15,296 rentable square feet (collectively, the "Leased Premises"), in the building located at 360 Central Avenue, St. Petersburg, FL 33701 (the "Building"), as the Leased Premises is more particularly described in the Lease;

WHEREAS, Sublandlord desires to sublease to Subtenant, and Subtenant desires to sublease from Sublandlord, the entire fifth (5th) floor portion of the Leased Premises, as shown on Exhibit B to the Lease (the “Premises”), on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is mutually agreed as follows:

1.     Subleasing of Premises. Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases from Sublandlord, the Premises, upon and subject to the terms and conditions hereinafter set forth.

2.     Term; Use of Premises.

2.1     The term of this Sublease (the “Term”) shall commence on the date (the “Commencement Date”) which is the earlier of (A) the date upon which Tenant commences its regular business operations in the Premises, and (B) the later to occur of (i) the date upon which the Consent (hereinafter defined) shall be executed and delivered to Sublandlord, and (ii) February 1, 2017. Subject to the terms of Article 33 hereof, the Term shall expire at 12:00 noon on the date (the “Expiration Date”) which is the later to occur of (x) June 30, 2022, and (ii) the last day of the sixty-fifth (65th) full month following the Commencement Date, or on such earlier date upon which the Term shall expire or be canceled or terminated pursuant to any of the conditions or covenants of this Sublease or pursuant to law. Promptly following the Commencement Date, Sublandlord and Subtenant shall enter into an agreement confirming the Commencement Date in the form attached hereto as Exhibit A; provided, however, that failure to execute and deliver such agreement shall not affect the validity of the Commencement Date.

2.2     The Premises shall be used for general office use and for no other purpose, and otherwise in accordance with the terms of the Lease.

3.     Fixed Rent.

3.1     Subtenant shall pay to Sublandlord, in currency which at the time of payment is legal tender for public and private debts in the United States of America, as fixed rent (the “Fixed Rent”) during the Term, on the first (1st) day of each month during the Term:

a)     Subject to Section 3.2 hereof, for the period commencing on the Rent Commencement Date (as hereinafter defined) and ending on the last day of the first Sublease Year (as hereinafter defined), Three Hundred Thirty-Six Thousand Five Hundred Twelve and 00/100 Dollars ($336,512.00) per annum, plus applicable sales tax, payable in equal monthly installments of Twenty-Eight Thousand Forty-Two and 67/100 Dollars ($28,042.67), plus applicable sales tax;

b)     for the period commencing on the first day of the second Sublease Year and ending on the last day of the second Sublease Year, Three Hundred Forty-Six Thousand Six Hundred Seven and 36/100 Dollars ($346,607.36) per annum, plus applicable sales tax, payable in equal monthly installments of Twenty-Eight Thousand Eight Hundred Eighty-Three and 95/100 Dollars ($28,883.95), plus applicable sales tax;

c)     for the period commencing on the first day of the third Sublease Year and ending on the last day of the third Sublease Year, Three Hundred Fifty-Seven Thousand Five and 58/100 Dollars ($357,005.58) per annum, plus applicable sales tax, payable in equal monthly installments of Twenty-Nine Thousand Seven Hundred Fifty and 47/100 Dollars ($29,750.47), plus applicable sales tax;

d)     for the period commencing on the first day of the fourth Sublease Year and ending on the last day of the fourth Sublease Year, Three Hundred Sixty-Seven Thousand Seven Hundred Fifteen and 75/100 Dollars ($367,715.75) per annum, plus applicable sales tax, payable in equal monthly installments of Thirty Thousand Six Hundred Forty-Two and 98/100 Dollars ($30,642.98), plus applicable sales tax;

e)     for the period commencing on the first day of the fifth Sublease Year and ending on the last day of the fifth Sublease Year, Three Hundred Seventy-Eight Thousand Seven Hundred Forty-Seven and 22/100 Dollars ($378,747.22) per annum, plus applicable sales tax, payable in equal monthly installments of Thirty-One Thousand Five Hundred Sixty-Two and 27/100 Dollars ($31,562.27), plus applicable sales tax; and

f)     for the period commencing on the first day of the sixth Sublease Year and ending on the Expiration Date, Three Hundred Ninety Thousand One Hundred Nine and 64/100 Dollars ($390,109.64) per annum, plus applicable sales tax, payable in equal monthly installments of Thirty-Two Thousand Five Hundred Nine and 14/100 Dollars ($32,509.14), plus applicable sales tax.

3.2     Notwithstanding the foregoing, Fixed Rent payable by Subtenant hereunder shall be abated for the first twelve (12) months of the Term (the “Abatement Period”) in equal monthly installments of $14,292.67 (the “Monthly Abatement Amount”) (for an aggregate abatement of $171,512.00), so that during the Abatement Period, Tenant’s monthly installments of Fixed Rent shall be in the amount of $13,750.00. In the event that during the Abatement Period, Subtenant defaults in any of the terms and conditions of this Sublease beyond any applicable notice and cure period, the abatement of Fixed Rent hereunder shall automatically end as of the date of such default (the “Abatement Termination Date”). If the Abatement Termination Date shall occur on a day other than the first day of a calendar month, then Subtenant shall pay upon the Abatement Termination Date the portion of the Monthly Abatement Amount previously abated (plus applicable sales tax) with respect to the fractional calendar month in which the Abatement Termination Date occurs. Notwithstanding the foregoing, during the Abatement Period, Subtenant shall be obligated to pay any and all Additional Rent (as hereinafter defined) and other charges, including, without limitation, any all Surcharges (as hereinafter defined) due and payable by Subtenant hereunder.

3.3     Notwithstanding the foregoing, upon its execution of this Sublease, Subtenant has paid to Sublandlord Thirteen Thousand Seven Hundred Fifty and 00/100 Dollars ($13,750.00), plus applicable sales tax, by check, subject to collection, in payment of the first monthly installment of Fixed Rent due under this Sublease.

3.4     For purposes hereof, the first “Sublease Year” shall commence on the Commencement Date and shall end on the last day of the month in which the first anniversary of the Commencement Date shall occur. Each subsequent twelve (12) month period or portion thereof occurring during the Term shall constitute a Sublease Year.

3.5     The “Rent Commencement Date” shall be the date which is fifteen (15) days after the Commencement Date.

4.     Intentionally Deleted.

5.     Operating Expenses.

5.1      For each calendar year or portion thereof during the Term from and after the Sublease Base Expense Year (as hereinafter defined), Subtenant shall pay to Sublandlord, as additional rent (the “Sublease Expense Payment”), Subtenant’s Percentage (as hereinafter defined) of the amount by which Operating Expenses (as defined in Section 3.02A.1.(a) of the Lease) payable by Sublandlord for such calendar year, as determined by Owner pursuant to a statement (“Owner’s Expense Statement”) delivered to Sublandlord pursuant to Section 3.02 A.3. of the Lease, exceeds the amount of Operating Expenses payable by Sublandlord for the calendar year commencing on January 1, 2017 and ending on December 31, 2017 (hereinafter referred to as the “Sublease Base Expense Year”). As of the date of this Sublease, “Subtenant’s Percentage” means fifty percent (50%). In the event that the rentable square footage of the Leased Premises or the Premises is adjusted from time to time during the Term, Subtenant’s Percentage shall be appropriately adjusted.

5.2     Within a reasonable time after receipt of Owner’s Expense Statement, Sublandlord shall provide to Subtenant a written statement (a “Sublease Expense Statement”), which Sublease Expense Statement shall be based upon Owner’s Expense Statement (and a copy thereof provided to Subtenant), estimating the Sublease Expense Payment for such calendar year (the “Estimated Sublease Expense Payment”). Subtenant shall pay to Sublandlord on the first (1st) day of each month during each calendar year after the Sublease Base Expense Year, an amount equal to one-twelfth (1/12th) of the Estimated Sublease Expense Payment for such calendar year. If Sublandlord furnishes a Sublease Expense Statement for a calendar year following the commencement of such calendar year, then (x) until the first day of the month following the month in which such Sublease Expense Statement is furnished to Subtenant, Subtenant shall continue to pay to Sublandlord an amount equal to the monthly amount of the Estimated Sublease Expense Payment payable by Subtenant to Sublandlord for the prior calendar year; (y) promptly after the Sublease Expense Statement is furnished to Subtenant, Sublandlord shall give notice to Subtenant stating whether the amount of the Estimated Sublease Expense Payment previously paid by Subtenant to Sublandlord for the current calendar year was greater or less than the installments of the Estimated Sublease Expense Payment to be paid for the current calendar year, and (a) if there shall be a deficiency, Subtenant shall pay the amount thereof within fifteen (15) days after Sublandlord delivers such Sublease Expense Statement to Subtenant, or (b) if there shall have been an overpayment, provided Subtenant is not in default hereunder, Sublandlord shall credit against the next installments of Sublease Expense Payment the amount of Subtenant’s overpayment (or if the Term has expired, Sublandlord shall refund such amount to Subtenant within thirty (30) days after Sublandlord delivers such Annual Statement). On or before the first day of the month following the month in which the Sublease Expense Statement is furnished to Subtenant, and monthly thereafter throughout the remainder of the calendar year, Subtenant shall pay to Sublandlord an amount equal to one-twelfth (1/12th) of the Estimated Sublease Expense Payment shown on the most recent Sublease Expense Statement. If Sublandlord receives a revised Owner’s Expense Statement, Sublandlord shall notify Subtenant and furnish to Subtenant a revised Sublease Expense Statement (and provide a copy of such revised Owner’s Expense Statement to Subtenant, and the Estimated Sublease Expense Payment for such calendar year shall be adjusted in the same manner as provided in the preceding sentence.

5.3     For the avoidance of doubt, in determining the Sublease Expense Payment hereunder, Subtenant shall be entitled to the benefit of the cap on Controllable Expenses, if any, provided to Sublandlord under Section 3.02.C. of the Lease

5.4     At any time during or after each calendar year after the Sublease Base Expense Year, Sublandlord shall furnish to Subtenant an annual statement or statements (the “Sublease Annual Statement”) setting forth the amount of Operating Expenses payable by Sublandlord to Owner during such calendar year, which Sublease Annual Statement shall be prepared based upon Owner’s Annual Statement furnished to Sublandlord pursuant to Section 3.02 A.3. of the Lease received by Sublandlord from Owner (a copy of which shall be provided to Subtenant) relating to annual Operating Expenses payable by Sublandlord for the preceding calendar year. Sublandlord shall endeavor to deliver such Sublease Annual Statement within thirty (30) days after receipt of the Owner’s Annual Statement. If the Sublease Annual Statement shows that the Estimated Sublease Expense Payment (or other payments) for such calendar year exceeded the Sublease Expense Payment which should have been paid for such calendar year, provided Subtenant is not in default hereunder, Sublandlord shall credit against the next installment(s) of the Sublease Expense Payment payable hereunder, the amount of such excess (or if the Term has expired, Sublandlord shall refund such amount to Subtenant within thirty (30) days after Sublandlord delivers the Sublease Annual Statement to Subtenant. If the Sublease Annual Statement for such calendar year shows that the Estimated Sublease Expense Payment for such calendar year was less than the Sublease Expense Payment (or other payments) which should have been paid for such calendar year, Subtenant shall pay to Sublandlord the amount of such deficiency within ten (10) days after Sublandlord delivers the Sublease Annual Statement.

5.5     In the event that Subtenant reasonably believes that a Sublease Annual Statement furnished to Subtenant hereunder contains an error in calculating the Sublease Expense Payment or reasonably disputes an item in the Sublease Annual Statement, Subtenant shall notify Sublandlord in writing (a “Dispute Notice”) within thirty (30) after the date Sublandlord delivers such Sublease Annual Statement, with time being of the essence, and provide a reasonable basis for such alleged error or dispute with reasonably detailed calculations of such alleged error or dispute. Upon receipt of such Dispute Notice, provided (i) Subtenant is not in default hereunder beyond any applicable notice and cure period, (ii) Subtenant has provided Sublandlord with a reasonable basis for the alleged error or dispute with reasonably detailed calculations of such alleged error or dispute, (iii) Sublandlord believes, in its reasonable judgment, that a basis for the alleged error or dispute claimed by Subtenant exists, and (iv) Subtenant continues to pay the disputed Sublease Expense Payment(s) to Sublandlord in accordance with the terms of this Sublease pending the resolution of such alleged error or dispute, then Sublandlord agrees, within a reasonable time thereafter, to attempt to correct the alleged error or dispute in or with the Sublease Annual Statement, or if Sublandlord is unable to correct the alleged error or dispute, Sublandlord agrees to notify Owner and attempt to resolve the dispute or if Sublandlord is unable to do so, exercise its right to examine Owner’s books and records with respect to the alleged error or dispute set forth in the Sublease Annual Statement in accordance with Section 3.02A.4 of the Lease.

5.6     In the event that Sublandlord’s examination of Owner’s books and records reveals an overpayment by Subtenant of the Sublease Expense Payment(s) in question, and provided Sublandlord actually receives a refund or credit of payments of Operating Expenses from Owner attributable to such Sublease Expense Payment(s), provided Subtenant is not in default hereunder following notice and any applicable cure period, Sublandlord shall credit against the next installment(s) of Sublease Expense Payment(s) due hereunder following Sublandlord’s actual receipt of such refund or credit from Owner an amount equal to the amount of such refund or credit attributable to Sublease Expense Payment(s) made by Subtenant for such calendar year to which the Sublease Annual Statement in question relates (or if the term has ended, Sublandlord shall refund such amount to Subtenant within thirty (30) days after Sublandlord’s receipt thereof), after deducting therefrom the reasonable costs and expenses, including reasonable attorney’s and accountant’s fees, incurred by Sublandlord in connection with such examination, including, without limitation, all amounts charged by Owner to Sublandlord in connection with such examination, whether or not such examination resulted in a refund or credit of the Sublease Expense Payment(s) in question and to the extent not reimbursed by Owner to Sublandlord pursuant to the terms of the Lease. In the event that Sublandlord’s examination does result in a refund or credit, Sublandlord shall use commercially reasonable efforts to obtain such refund or credit from Owner, provided that, subject to Article 11 hereof, Sublandlord shall have no liability to Subtenant for Owner’s failure or refusal to provide such refund or credit to Sublandlord.

6.     Electricity; Additional Services.

6.1     Sublandlord shall not supply or provide any electricity or other utilities or services to the Premises. Subtenant acknowledges that electricity, utilities, HVAC and certain other services to the Premises are provided by Owner pursuant to Articles 6 and 7 of the Lease (collectively, “Services”). Subtenant shall pay all bills for Services used or consumed in the Premises during the Term hereof as and when due, including, without limitation, pursuant to Section 6.02 of the Lease. Subtenant shall also pay any and all other costs, charges or expenses including, without limitation, any interest or late charges resulting from Subtenant’s failure to pay any such amount when the same are due and payable hereunder, which are attributable to, or incurred in connection with, Subtenant’s use and occupancy of the Premises and the provision of Services.

6.2     Subtenant shall make no alterations to the electric or other utility system serving the Premises.

6.3     Sublandlord shall not be liable in any way to Subtenant for any failure or defect in the supply or character of any Services furnished to the Premises, including, without limitation, electric current furnished to the Premises, including, without limitation, Owner’s right to discontinue furnishing electric energy or other Services to the Premises pursuant to Section 6.05 of the Lease. Subtenant covenants and agrees that at all times its connected electrical load shall not cause a default under the Lease nor exceed the electrical capacity available to the Premises.

6.4     Subtenant shall also pay to Sublandlord within ten (10) days after demand therefor as additional rent any Surcharges. “Surcharges” shall mean any and all amounts other than Fixed Rent and Additional Rent which, by the terms of the Lease, become due and payable by Sublandlord to Owner as additional rent or otherwise and which would not have become due and payable but for the acts, requests for services, and/or failures to act of Subtenant, its agents, officers, representatives, employees, servants, contractors, invitees, licensees or visitors under this Sublease, including, but not limited to: (i) any increases in Owner’s fire, rent or other insurance premiums, resulting from any act or omission of Subtenant, (ii) any charges to Sublandlord on account of any additional services requested by or furnished to Subtenant under Section 6.02 of the Lease, (iii) any charges which may be imposed on Sublandlord, to the extent that such charges are attributable to the Premises or the use thereof or Services or utilities provided thereto during the Term hereof, and (iv) any additional charges to Subtenant on account of Subtenant’s use of additional cleaning services, heat and air conditioning service or elevator services after regular business hours or in excess of normal usage, including charges for Permitted Additional Services (as defined hereinafter). Sublandlord shall provide Subtenant with a copy of any bill or invoice regarding any Surcharge attributable to the Term hereof.

7.     Additional Rent; Late Charges; Payment of Rental.

7.1     Any and all sums due and payable to Sublandlord under this Sublease, including, without limitation, the Sublease Expense Payment, any Surcharges and Parking Charges (as hereinafter defined), shall be deemed to be, and collectible as, additional rent (“Additional Rent” or “additional rent”), whether or not designated as rent and/or additional rent. If Subtenant shall fail to pay when due any installment of Fixed Rent or Additional Rent payable hereunder, within a period of five (5) days after the due date of the installment in question, Subtenant shall also pay to Sublandlord, a late charge equal to five (5%) percent of the overdue amount, such late charge to be payable as Additional Rent hereunder. In addition, in the event that any installment of Fixed Rent or additional rent is not paid when due, the installment in question shall also bear interest at a rate that is equal to the lesser of (i) ten percent (10%) per annum, or (ii) the highest rate permitted by law, such interest to be payable as Additional Rent hereunder. The payment of such late charge and interest shall be in addition to all other rights and remedies available to Sublandlord in the case of non-payment of rent.

7.2     All Fixed Rent, Additional Rent, and all other costs, charges and sums payable by Subtenant hereunder (collectively, “Rental”), shall constitute rent under this Sublease, and shall be payable to Sublandlord by check to Twinlab Consolidation Corporation, 2314 Momentum Place, Chicago, IL 60689, Attn: Accounts Payable, or by wire transfer to SWIFT: FTBCUS3C, ABA Number 042000314, Account Number 7164494887, unless Sublandlord shall otherwise so direct in writing.

7.3     Subtenant shall promptly pay the Rental as and when the same shall become due and payable without set-off, offset or deduction of any kind whatsoever (except as expressly set forth in this Sublease), and, in the event of Subtenant’s failure to pay the same when due (subject to any grace periods provided herein), Sublandlord shall have all of the rights and remedies provided for herein or at law or in equity, in the case of non-payment of rent.

7.4     Sublandlord’s failure during the Term to prepare and deliver any statements or bills required to be delivered to Subtenant hereunder, including, without limitation, a Sublease Expense Statement and/or a Sublease Annual Statement, or Sublandlord’s failure to make a demand under any provisions of this Sublease shall not in any way be deemed to be a waiver of, or cause Sublandlord to forfeit or surrender its rights to collect any additional rent which may have become due under this Sublease hereof during the Term. Subtenant’s liability for Rental due under this Sublease hereof accruing during the Term shall survive the expiration or sooner termination of this Sublease.

7.5     Subtenant shall be liable for the payment of all charges, fees and other costs imposed on or incurred by Sublandlord under the Lease related to or in connection with Subtenant’s occupancy of the Premises or as a result of Subtenant’s actions or omissions under this Sublease, including, without limitation, all special requests of Subtenant which are payable by Sublandlord to Owner under the Lease.

7.6     If the Commencement Date does not occur on the first day of a calendar month, the Fixed Rent and Additional Rent payable hereunder shall be prorated for such partial month on the basis of the actual number of days of such month.

8.     Subordination to and Incorporation of the Lease.

8.1     This Sublease is in all respects subject and subordinate to the terms and conditions of the Lease and to all instruments, laws, rules, regulations and private restrictions to which the Lease is subject and subordinate. Subtenant shall indemnify Sublandlord for, and shall hold it harmless from and against, any and all losses, damages, penalties, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, which may be sustained or incurred by Sublandlord by reason of Subtenant’s failure to keep, observe or perform any of the terms, provisions, covenants, conditions and obligations on Sublandlord’s part to be kept, observed or performed under the Lease to the extent same shall have been incorporated herein, or otherwise arising out of or with respect to Subtenant’s use and occupancy of the Premises from and after the Commencement Date.

8.2     Except as otherwise expressly provided in, or otherwise inconsistent with, this Sublease, or to the extent not applicable to the Premises, the terms, provisions, covenants, stipulations, conditions, rights, obligations, remedies and agreements contained in the Lease are incorporated in this Sublease by reference, and are made a part hereof as if herein set forth at length, and (i) as if the word “Lease” or “lease” or words of similar import, wherever the same appear in the Lease, were construed to mean this “Sublease”, (ii) Sublandlord is hereby entitled to all the rights, privileges and benefits of the Landlord under the Lease and may enforce the terms and conditions of the Lease against the Subtenant as if the Subtenant were the “Tenant” thereunder, (iii) Subtenant shall be substituted for the “Tenant” under the Lease, and (iv) Premises shall be substituted for “demised premises” under the Lease, except that notwithstanding anything contained in this Section 8.2 to the contrary, the following provisions of the Lease and any references to such provisions shall be deemed deleted therefrom and shall have no force and effect as between Sublandlord and Subtenant:

Articles/Sections:

I, 2.01, 2.02, 3.01, 3.02.A.1(d), 3.02.A.1(e), 3.02.A.4, 3.05, IV, 5.01 (first, third, fourth and fifth sentences), 5.04 (any obligation of Landlord to install Tenant’s signage and any right of Tenant to install Tenant’s name and logo on the Monument Sign), 6.01, 6.02, 6.05 (2nd and 3rd sentences), 6.06, 6.07, 7.01, 7.03 (first sentence and last sentence), 7.05, 8.01 (any right of Tenant to terminate the lease and any obligation of Landlord to repair or restore the Premises or the Building), 8.04, 8.05, 12.01B, 12.01C, 13.02, 14.01, 15.03, 17.01 (last paragraph), 17.03 (first sentence), XVIII, 19.04, 19.14, 19.15, 19.25, XX, XXI, XXII, XXIII, XXIV

Exhibits:	C, D, F, I J, K

8.3     If any of the express provisions of this Sublease shall conflict with any of the provisions of the Lease incorporated by reference, such conflict shall be resolved in every instance in favor of the express provisions of the Sublease.

8.4     Subtenant may peaceably and quietly enjoy the Premises subject and subordinate to the terms of this Sublease and to the terms of the Lease, to the extent incorporated herein.

9.     Alterations; Subtenant’s Initial Alterations.

9.1     Subtenant shall not make any alterations, installations, improvements, additions or other physical changes in or about the Premises (each, a “Subtenant Alteration” and collectively, “Subtenant Alterations”) without first obtaining the written consent of Sublandlord, which may be withheld in Sublandlord’s sole discretion, and Owner, if and to the extent Owner’s consent is required under the Lease. Notwithstanding the foregoing, subject to first obtaining the written consent of Owner, if and to the extent Owner’s consent is required under the Lease, Sublandlord shall not unreasonably withhold its consent to a Minor Subtenant Alteration. For purposes hereof, “Minor Subtenant Alteration(s)” shall mean a Subtenant Alteration that (i) does not require the issuance of a building permit or other governmental approval as a condition to the performance thereof, (ii) does not affect any of the electrical, fire, life/safety, plumbing or other mechanical or utilities systems in the Building, (iii) does not affect any of the structural components of the Building, and (iv) does not cost in excess of Twenty-Five Thousand and 00/100 Dollars ($25,000.00) in the aggregate for one or a series of Subtenant Alterations in a calendar year during the Term. Any Subtenant Alterations, including, without limitation, Subtenant’s Initial Alterations (as hereinafter defined), if any, and Minor Alterations, shall be performed by Subtenant, at Subtenant’s sole cost and expense, in accordance with all applicable federal, state and local laws, regulations, ordinances and codes (collectively, “Legal Requirements”) and all applicable provisions of this Sublease and the Lease, including, without limitation, the provisions of Section 7.03 of the Lease. All Subtenant Alterations, including, without limitation, Subtenant’s Initial Alterations and Minor Alterations, shall be performed only by contractors, subcontractors and/or mechanics reasonably approved by Sublandlord and Owner, to the extent Owner's consent is required under the Lease.

9.2     Subtenant shall promptly reimburse Sublandlord upon demand for all actual third party out-of-pocket costs and expenses reasonably incurred by Sublandlord in connection with Sublandlord’s review of any Plans and Specifications (as hereinafter defined) submitted to Sublandlord hereunder, including without limitation, architects’ and engineers’ fees and any and all costs and fees incurred by Sublandlord under the Lease in connection with Owner’s review of such Plans and Specifications. Sublandlord shall have no liability to Subtenant for Owner’s failure or refusal to approve Subtenant’s Plans and Specifications to any Subtenant Alterations, including, without limitation, Subtenant’s Initial Alterations or Minor Alterations, provided, however, that Sublandlord shall reasonably cooperate with Subtenant at no cost or expense to Sublandlord in requesting Owner’s consent to Subtenant Alterations.

9.3     Prior to commencing any Subtenant Alterations, including, without limitation, Subtenant’s Initial Alterations and Minor Alterations, Subtenant shall (i) submit to Owner and Sublandlord detailed plans and specifications (including layout, architectural, mechanical and structural drawings) (“Plans and Specifications”) for the proposed Subtenant Alterations and shall not commence any such Subtenant Alterations without first obtaining Sublandlord’s and Owner’s prior written approval of such Plans and Specifications, (ii) at Subtenant's sole cost and expense, obtain all permits, approvals and certificates required by any governmental authorities having jurisdiction over the Premises, and (iii) furnish to Sublandlord certificates of worker's compensation (covering all persons to be employed by Subtenant, and Subtenant's contractors and subcontractors in connection with such work) and commercial public liability (including property damage coverage) insurance in such form, with such companies, for such periods and in such amounts as are required under the Lease, naming Sublandlord and Owner, and their respective officers, directors and employees, and any mortgagee, as additional insureds. Subtenant’s Plans and Specifications once approved by Owner and Sublandlord, shall be deemed the “Approved Plans”.

9.4     Subject to the provisions of this Article 9, Subtenant shall be responsible, at its sole cost and expense, for performing any and all initial work, alterations, installations, improvements and decorations necessary or desired by Subtenant to prepare the Premises for Subtenant’s use and occupancy (“Subtenant’s Initial Alterations”).

9.5     Upon completion of any Subtenant Alterations, including Subtenant’s Initial Alterations and Minor Alterations, Subtenant shall deliver to Sublandlord general releases and final waivers of lien from all contractors, subcontractors and materials suppliers involved in the performance of such Subtenant Alterations, and a certificate from Subtenant’s independent licensed architect certifying to Sublandlord and Owner that (i) in such architect’s opinion such Subtenant Alterations have been performed in a good and workmanlike manner and completed in accordance with the Approved Plans for such Subtenant Alterations and (ii) all contractors, subcontractors and materialmen have been paid for such Subtenant Alterations and materials furnished through such date. In addition, upon completion of any Subtenant Alterations, including, without limitation, Subtenant’s Initial Alterations and Minor Alterations, Subtenant, at Subtenant's sole cost and expense, shall obtain certificates of final approval of such work required by any governmental authority and shall furnish Sublandlord with copies thereof, together with "as-built" plans and specifications for such Subtenant Alterations, it being agreed that all filings with governmental authorities to obtain such permits, approvals and certificates shall be made, at Subtenant’s sole cost and expense. All materials and equipment to be incorporated in the Premises as a result of any Subtenant Alterations, including, without limitation, Subtenant’s Initial Alterations and Minor Alterations, shall be first class quality and no such materials or equipment shall be subject to any lien, encumbrance, chattel mortgage or title retention or security agreement. No Subtenant Alterations, including, without limitation Subtenant’s Initial Alterations, shall be undertaken prior to Subtenant delivering to Sublandlord either (i) a performance bond and labor and materials payment bond (issued by a surety company and in form reasonably satisfactory to Sublandlord), each in an amount equal to 120% of the cost of such Subtenant Alterations (as reasonably estimated by Subtenant's architect, engineer, or contractor), or (ii) such other security as shall be reasonably satisfactory to Sublandlord or required by Owner or any mortgagee, ground lessor or holder of any super interest. All Subtenant Alterations, including, without limitation, Subtenant’s Initial Alterations and Minor Alterations (other than strictly cosmetic alterations such as painting or carpeting), shall be performed only under the supervision of an independent licensed architect approved by Sublandlord, which approval shall not be unreasonably withheld or delayed provided that Owner has previously approved such architect.

10.     Covenants with Respect to the Lease.

10.1     Subtenant shall not do anything that would constitute a default under the Lease or omit to do anything that Subtenant is obligated to do under the terms of this Sublease so as to cause a default under the Lease.

10.2     Subtenant shall not request Owner’s consent or approval directly or request any Services directly from Owner, including, without limitation, including, without limitation, tenant improvement work, repairs to the Premises or any services or materials which may be furnished by Landlord to tenants and occupants of the Building for a charge or fee, or any additional services pursuant to Section 6.02 of the Lease, and no efforts by Subtenant to obtain Owner’s consent or approval or such Services from Owner shall constitute Sublandlord’s consent or approval or prejudice Sublandlord’s right to withhold its consent or approval, or to direct Owner not to provide such Services to Subtenant. Subject to the terms of this Section 10.2, Sublandlord authorizes Subtenant to request and obtain directly from Owner additional janitorial, heating, ventilating and air conditioning services outside of Regular Business Hours in accordance with Section 6.02 of the Lease (collectively “Permitted Additional Services”), and routine maintenance, repairs or other Services performed or provided by Owner solely to the extent that such maintenance, repairs or other Services are performed or provided by Owner without the imposition of any fee, charge or expense to Sublandlord and/or Subtenant. Subtenant agrees to furnish a copy of any written request for Permitted Additional Services simultaneously with its request for such Permitted Additional Services furnished to Owner. If Owner elects to bill Subtenant directly for Permitted Additional Services (in which event Subtenant shall furnish Sublandlord with a copy of any such bills upon its receipt), Subtenant shall pay for such Permitted Additional Services so billed within ten (10) days of receipt of such bill (or such longer period as may be set forth in such bill). Anything contained in this Section 10.2 to the contrary notwithstanding, in the event that Subtenant fails to pay all amounts billed to Subtenant for Permitted Additional Services provided to Subtenant within the time period set forth in such bill, Sublandlord shall have the right, on notice to Subtenant, to terminate Subtenant’s right to request Permitted Additional Services directly from Owner for the remainder of the Term hereof.

10.3     The time limits set forth in the Lease for the giving of notices, making demands, performance of any act, condition or covenant, or the exercise of any right, remedy or option, are changed for the purpose of this Sublease, by lengthening or shortening the same in each instance, as appropriate, so that notices may be given, demands made, or any act, condition or covenant performed, or any right, remedy or option hereunder exercised, by Sublandlord or Subtenant, as the case may be, (and each party covenants that it will do so) within three (3) days prior to the expiration of the time limit (unless such time period is ten (10) days or less, in which case such three (3) day time period shall be reduced to two (2) days), taking into account the maximum grace period, if any, relating thereto contained in the Lease. Each party shall promptly deliver to the other party copies of all notices, requests or demands which relate to the Premises or the use or occupancy thereof after receipt of same from Owner.

10.4     Sublandlord represents and warrants to Subtenant that (i) Sublandlord has a valid and subsisting leasehold estate under the Lease, (ii) Sublandlord has the power, right and authority to make this Sublease and to perform its obligations hereunder, (iii) Sublandlord has previously delivered to Subtenant a true and complete copy of the Lease, except as indicated thereon for the rental amount and other financial portions thereof which have been redacted, and (iv) no petition in bankruptcy or similar proceeding under the United States Bankruptcy Code is pending or to Sublandlord’s best knowledge, threatened against, or contemplated by, Sublandlord.

10.5     Subtenant represents and warrants to Sublandlord that (i) Subtenant has the power, right and authority to make this Sublease and to perform its obligations hereunder, (ii) no petition in bankruptcy or similar proceeding under the United States Bankruptcy Code is pending or to Subtenant’s best knowledge, threatened against, or contemplated by, Subtenant, and (iii) Subtenant acknowledges receipt of a true and complete copy of the Lease, redacted as set forth in Section 10.4 above.

11.     Services and Repairs.

11.1     Notwithstanding anything to the contrary contained in this Sublease or in the Lease, Subtenant shall be required to maintain and repair the Premises in accordance with the terms of the Lease and to fulfill Sublandlord’s obligations as Tenant under the Lease with regard to the Premises and Sublandlord shall not be required to provide any of the Services that Owner has agreed to provide, whether or not specified in the Lease (or required by Legal Requirements), or furnish the electricity to the Premises that Owner has agreed to furnish pursuant to the Lease (or required by law), or to otherwise repair or maintain the Premises, or make any of the repairs or restorations that Owner has agreed to make pursuant to the Lease (or required by law), or comply with any Legal Requirements, or take any other action that Owner has agreed to provide, furnish, make, comply with, or take, or cause to be provided, furnished, made, complied with or taken under the Lease. Notwithstanding the foregoing, Subtenant shall have the benefit of all Services, electricity, repairs, restorations, or actions to be provided or taken by Owner thereunder. Provided Subtenant is not in default of this Sublease following any applicable notice and cure period , Sublandlord agrees to request, at Subtenant’s sole cost and expense, that Owner provide such Services (provided, however, that Sublandlord shall not be obligated to take any action which might give rise to a default under the Lease or commence any litigation or other legal proceedings against Owner), and Subtenant shall rely upon, and look solely to, Owner for the provision, furnishing or making thereof or compliance therewith. A default by Owner under the Lease shall not excuse Subtenant’s performance under this Sublease except to the extent Sublandlord is excused from performance under the Lease. Subtenant shall not make any claim against Sublandlord for any damage which may arise, nor shall Subtenant’s obligations hereunder be diminished, by reason of (i) the failure of Owner to keep, observe or perform any of its obligations pursuant to the Lease, or (ii) the acts or omissions of Owner, its agents, contractors, servants, employees, invitees or licensees. The provisions of this Article 11 shall survive the expiration or earlier termination of the Term.

12.     Consents.

12.1     Whenever Sublandlord has expressly agreed under the term of this Sublease not to unreasonably withhold its consent or approval hereunder and the consent or approval of Owner, the lessor under a superior lease, or the mortgagee under a mortgage, as the case may be, is also required to consent pursuant to the terms of the Lease, if Owner, the lessor under a superior lease, or the mortgagee under a mortgage shall withhold its consent or approval for any reason whatsoever, Sublandlord shall not be deemed to be acting unreasonably if it shall also withhold its consent or approval. Sublandlord agrees that it shall within a reasonable time after receipt thereof from Subtenant, convey all requests for the consent or approval of Owner to Owner and Sublandlord shall use reasonable efforts thereafter to secure such consents or approvals provided same is at no cost to Sublandlord and further provided that Sublandlord shall have no obligation to commence litigation or other legal proceedings against Owner.

12.2     If Subtenant shall request Sublandlord’s consent and Sublandlord has expressly agreed, under the terms of this Sublease, that neither its consent nor its approval shall be unreasonably withheld, and Sublandlord shall fail or refuse to give such consent or approval, and Subtenant shall dispute the reasonableness of Sublandlord’s refusal to give its consent or approval, such dispute shall be finally determined by a court of competent jurisdiction. If the determination shall be adverse to Sublandlord, Sublandlord, nevertheless, shall not be liable to Subtenant for a breach of Sublandlord's covenant not to unreasonably withhold such consent or approval, and Subtenant’s sole remedy in such event shall be the granting of consent or approval by Sublandlord with respect to such request under this Sublease and in no event shall Subtenant be entitled to damages in connection therewith.

13.     Termination of Lease. If the Lease is terminated pursuant to the terms thereof with respect to all or any portion of the Leased Premises prior to the Expiration Date for any reason whatsoever, including, without limitation, by reason of casualty or condemnation, this Sublease shall thereupon terminate with respect to any corresponding portion of the Premises, and Sublandlord shall not be liable to Subtenant by reason thereof. In the event of such termination, provided Subtenant is not in default hereunder, Sublandlord shall return to Subtenant that portion of the Fixed Rent and/or Additional Rent paid in advance by Subtenant with respect to such portion of the Premises, if any, prorated as of the date of such termination, and the Letter of Credit or any unapplied proceeds thereof.

14.     Sublease, Not Assignment. Notwithstanding anything contained herein, this Sublease shall be deemed to be a sublease of the Premises and not an assignment, in whole or in part, of Sublandlord’s interest in the Lease.

15.     Damage, Destruction, Fire and other Casualty; Condemnation. Notwithstanding any contrary provision of this Sublease or the provisions of the Lease herein incorporated by reference, Subtenant shall not be entitled to an abatement of Fixed Rent, Additional Rent or any other item of Rental, by reason of a casualty or condemnation affecting the Premises unless Sublandlord receives an abatement with respect to its corresponding obligation under the Lease. Notwithstanding anything contained herein or in the Lease to the contrary, Sublandlord shall have no obligation to repair, reconstruct or restore the Building or the Premises. This Sublease shall not terminate by reason of a casualty or condemnation affecting the Premises unless the Lease is terminated by Owner or Sublandlord pursuant to the terms thereof.

16.     No Waivers. Failure by either party hereto in any instance to insist upon the strict performance of any one or more of the obligations of the other under this Sublease, or to exercise any election herein contained, shall in no manner be or be deemed to be a waiver by such party of any of such other party’s defaults or breaches hereunder or of any of the first party’s rights and remedies by reason of such defaults or breaches, or a waiver or relinquishment for the future of the requirement of strict performance of any and all of such other party’s obligations hereunder. Further, no payment by Subtenant or receipt by Sublandlord of a lesser amount than the correct amount or manner of payment of Rental due hereunder shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed to effect or evidence an accord and satisfaction, and Sublandlord may accept any checks or payments as made without prejudice to Sublandlord’s right to recover the balance or pursue any other remedy in this Sublease or otherwise provided at law or equity.

17.     Notices. Any notice, statement, demand, consent, approval, advice or other communication required or permitted to be given, rendered or made by either party to the other, pursuant to this Sublease or pursuant to any applicable law or requirement of public authority (collectively, “Notices”) shall be in writing and shall be deemed to have been properly given, rendered or made only if sent by recognized overnight courier, posted in a United States post office station in the continental United States, addressed (i) to Subtenant (A) prior to the Commencement Date, at 100 2nd Avenue South, Suite 200S, St. Petersburg, FL 33701, Attn: Lanny Tucker, CEO, and (B) from and after the Commencement Date, at the Premises, Attn: Lanny Tucker, CEO, and (ii) to Sublandlord at 2255 Glades Road, Suite 342W, Boca Raton, FL 33431, Attn: Mary Marbach, Esq., General Counsel, with a copy to Wilk Auslander LLP, 1515 Broadway, 43rd Floor, New York, NY 10036, Attn: Jonathan Weiss, Esq. Notices shall be deemed to have been given, rendered or made on the next business day following deposit with the overnight courier. Either party may, by notice as aforesaid actually received, designate a different address or addresses for communications intended for it.

18.     Indemnity.

18.1     Subtenant shall not do or permit any act or thing to be done upon the Premises which may subject Sublandlord to any liability or responsibility for injury, damages to persons or property or to any liability by reason of any violation of any requirement of law, and shall exercise such control over the Premises as to fully protect Sublandlord against any such liability. Subtenant shall indemnify and save harmless Sublandlord, the Sublandlord Parties (hereinafter defined) and the employees, agents and contractors of any of the foregoing (collectively, the “Sublandlord Indemnitees”) from and against (i) all claims of whatever nature against the Sublandlord Indemnitees to the extent arising from any act, omission or negligence of Subtenant, its contractors, licensees, agents, servants, employees, invitees or visitors, (ii) all claims against the Sublandlord Indemnitees to the extent arising from any accident, injury or damage whatsoever caused to any person or to the property of any person and occurring during the Term in the Premises, and (iii) all claims against the Sublandlord Indemnitees to the extent arising from any accident, injury or damage occurring outside of the Premises but anywhere within or about the Building, where such accident, injury or damage results or is claimed to have resulted from an act, omission or negligence of Subtenant or Subtenant’s contractors, licensees, agents, servants, employees, invitees or visitors. This indemnity and hold harmless agreement shall include indemnity from and against any and all liability, fines, suits, demands, costs and expenses of any kind or nature (including, without limitation, attorneys’ fees and disbursements) incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof. The foregoing indemnification obligations shall survive the expiration or earlier termination of this Sublease

18.2     Sublandlord shall indemnify and hold Subtenant harmless from any liability or damages incurred by Subtenant arising solely from a termination of this Sublease caused by a default by Sublandlord under the Lease, unless such default is attributable, in whole or in part, to any act or omission of Subtenant, its agents, employees or contractors or any other person or entity claiming by, through or under Subtenant; provided, however, that in no event shall Sublandlord be liable for any consequential, indirect or special damages incurred by Subtenant. The foregoing indemnification obligation shall survive the expiration or earlier termination of this Sublease.

18.3     If any claim, action or proceeding is made or brought against an indemnified party, which claim, action or proceeding the indemnifying party shall be obligated to indemnify the indemnified party against pursuant to the terms of this Lease, then, upon demand by the indemnified party, the indemnifying party at its sole cost and expense, shall resist or defend such claim, action or proceeding in the indemnified party’s name, if necessary, by such attorneys as the indemnified party shall approve, which approval shall not be unreasonably withheld. Attorneys for the indemnified party’s insurer are hereby deemed approved for purposes of this Article 18. Notwithstanding the foregoing, the indemnified party may retain its own attorneys to defend or assist in defending any claim, action or proceeding involving potential liability of Fifty Thousand Dollars ($50,000) or more, and the indemnifying party shall pay the reasonable fees and disbursements of such attorneys. The provisions of this Article 18 shall survive the expiration or earlier termination of the Term.

19.     Broker.  Each party hereto covenants, warrants and represents to the other party that it has had no dealings, conversations or negotiations with any broker concerning the execution and delivery of this Sublease except for Colliers International, on behalf of Sublandlord, and CBRE, Inc., on behalf of Subtenant (collectively, the “Brokers”). Each party hereto agrees to indemnify and hold harmless the other party against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and disbursements, arising out of its respective representations and warranties contained in this Article 19 being untrue. Sublandlord shall pay any fees and commissions due the Brokers in connection with the execution of this Sublease pursuant to a separate agreement.

20.     Delivery of the Premises.

20.1     Subject to the Sublandlord’s receipt of (i) the Consent pursuant to Article 21 hereof, (ii) the Letter of Credit pursuant to Article 30 hereof, and (iii) Subtenant’s Insurance (as defined in Article 24 hereof) in form and substance satisfactory to Sublandlord and Owner and otherwise in accordance with Article 24 hereof (collectively, the “Delivery Requirements”), and subject to Section 20.2 hereof, Sublandlord shall make the Premises available to Subtenant on January 1, 2017 (the “Early Access Date”) in its then “AS IS” condition, reasonable wear and tear and any damage resulting from the acts or omissions of Subtenant or its agents, contractor and/or employees between the date of this Sublease and the Early Access Date excepted. Sublandlord has not made and does not make any representations or warranties as to the physical condition of the Premises, the use to which the Premises may be put, or any other matter or thing affecting or relating to the Premises, and Sublandlord shall have no obligation whatsoever to alter, improve, decorate or otherwise prepare the Premises for Subtenant’s occupancy.

20.2     Notwithstanding anything contained in Section 20.1 hereof, provided (i) that the Delivery Requirements have been satisfied to Sublandlord’s reasonable satisfaction, and (ii) Subtenant is not in default of any of terms, covenants or conditions of this Sublease beyond any applicable notice and cure periods, and further subject to all of the terms and condition of this Sublease, including, without limitation, Article 9 hereof, Subtenant may have access to the Premises, solely during the regular business hours of the Building set forth in the Lease, during the period commencing on the Early Access Date through the day immediately prior to the Commencement Date (the “Early Access Period”) for the sole purpose of Subtenant performing Subtenant’s Initial Alterations and for installing its furniture, equipment and cabling (“Subtenant’s Early Access Work”). Subtenant shall be bound by and comply with all of the terms, covenants and conditions of this Sublease and the Lease during the Early Access Period, other than the obligation to pay Fixed Rent, including, without limitation, obtaining any and all required approvals from Sublandlord and Owner under this Sublease and the Lease in connection with Subtenant’s Early Access Work, including, without limitation, Subtenant’s Initial Alterations.  Sublandlord's granting of access to the Premises pursuant to this Article 20 during the Early Access Period may not be construed as Sublandlord’s and/or Owner’s consent to the performance by Subtenant of Subtenant’s Early Access Work, including, without limitation, Subtenant’s Initial Alterations. Subtenant’s access to the Premises during the Early Access Period shall be limited solely to the performance of Subtenant’s Early Access Work and in no event may Subtenant use or occupy the Premises during the Early Access Period for the conduct of any business, and in the event that Subtenant commences the use of the Premises for the conduct of its regular business operations, the Commencement Date shall be deemed to be the date that Tenant commences the use of the Premises for the conduct of its regular business operations for all purposes under this Sublease. In the event that Sublandlord determines, in its sole discretion, that Subtenant and/or its contractors or employees are violating any of the terms or conditions of this Sublease or the Lease, then Sublandlord may revoke any further access to the Premises during the Early Access Period upon notice to Subtenant until such violation is resolved to Sublandlord’s reasonable satisfaction. At Sublandlord’s request, Subtenant agrees to provide Sublandlord with copies of paid invoices for costs and expenses incurred by Subtenant in connection with Subtenant’s initial occupancy of the Premises, including, without limitation, Subtenant’s Early Access Work, moving costs, data and voice wiring, cabling and equipment, and kitchen appliances, furniture, equipment and workstation purchase, testing and installation in the Premises.

21.     Consent of Landlord to this Sublease.

21.1     Subtenant hereby acknowledges and agrees that this Sublease is subject to and conditioned upon Sublandlord obtaining the written consent (the “Consent”) of Owner as provided in the Lease. Promptly following the execution and delivery hereof, Sublandlord shall submit this Sublease to Owner. Subtenant hereby agrees that it shall cooperate in good faith with Sublandlord and shall comply with any reasonable requests made of Subtenant by Sublandlord or Owner in the procurement of the Consent. In no event shall Sublandlord be obligated to make any payment to Owner in order to obtain the Consent or the consent to any provision hereof, other than as expressly set forth in the Lease.

21.2     If Owner shall not have executed and delivered the Consent on or before forty-five (45) days from the date of this Sublease, Sublandlord shall have the right to cancel this Sublease on fifteen (15) days written notice to Subtenant (the “Cancellation Notice”) and on the date which is fifteen (15) days after the giving of such notice, this Sublease shall be deemed canceled and no further force or effect and neither party shall have any liability or obligation to the other in respect thereof. Notwithstanding the foregoing, if within fifteen (15) days after the giving of the Cancellation Notice, the Consent by Owner is received, then the Cancellation Notice shall be deemed null and void and the Sublease shall continue in full force and effect.

22.     Assignment, Subletting and Mortgaging.

22.1     Subtenant shall not assign, sell, transfer (whether by operation or law or otherwise), pledge, mortgage or otherwise encumber this Sublease or any portion of its interest in the Premises, nor sub-sublet all or any portion of the Premises or permit any other person or entity to use or occupy all or any portion of the Premises, without the prior written consent of Sublandlord, which consent may be withheld in Sublandlord’s sole discretion, and Owner, in accordance with all of the terms and conditions of this Sublease and the Lease. Notwithstanding the foregoing, provided Subtenant is not in default of any of the terms, covenants or conditions of this Sublease, and subject to (i) Owner’s recapture rights pursuant to Section 12.01.A. of the Lease, (ii) obtaining the written consent of Owner, and (iii) all of the terms and conditions of this Sublease and the Lease, including, without limitation, this Article 22 and Article 12 of the Lease, Sublandlord shall not unreasonably withhold its consent to one sub-sublease of all, but not less than all, of the entire Premises for the remainder of the Term hereof.

22.2     If this Sublease be assigned, or if the Premises or any part thereof be sublet, in violation of this Sublease, Sublandlord, after default by Subtenant in its obligations hereunder beyond any applicable notice and cure periods, may collect rent from the assignee or subtenant and apply the net amount collected to the Rental herein reserved, but no such assignment or subletting shall be deemed a waiver of the covenant set forth in this Section 22.2, or the acceptance of the assignee or subtenant as a tenant, or a release of Subtenant from the further performance and observance by Subtenant of the covenants, obligations and agreements on the part of Subtenant to be performed or observed herein. The consent by Sublandlord or Owner to an assignment, sale, pledge, transfer, mortgage or subletting shall not in any way be construed to relieve Subtenant from obtaining the express consent in writing, to the extent required by this Sublease or the Lease, of Sublandlord and Owner to any further assignment, sale, pledge, transfer, mortgage or subletting.

22.3     Either a transfer (including the issuance of treasury stock or the creation and issuance of new stock) of a controlling interest in the shares of Subtenant (if Subtenant is a corporation, other than a professional corporation, or trust) or a transfer of a majority of the total interest in Subtenant (if Subtenant is a partnership, including a limited liability partnership, or a limited liability company) at any one time or over a period of time through a series of transfers, shall be deemed an assignment of this Sublease and shall be subject to all of the provisions of this Sublease, including, without limitation, the requirements that Subtenant obtain Sublandlord’s and Owner’s prior consent thereto. The transfer of shares of Subtenant (if Subtenant is a corporation or trust) for purposes of this Section 22.3 shall not include the sale of shares by persons who are (i) officers or directors of Subtenant, or (ii) by persons owning ten (10%) percent or more of the outstanding shares of Subtenant which sale is effected through the “over-the-counter market” or through any recognized stock exchange.

22.4     Subject to Owner's right pursuant to Section 12.01.A. of the Lease, if Sublandlord shall approve any assignment of this Sublease or sublet of all or any portion of the Premises, then (i) if an assignment is involved, Subtenant shall pay to Sublandlord, as and when received, fifty (50%) percent of any consideration received by Subtenant for the Premises in connection with such assignment in excess of the Rental payable by Subtenant hereunder, after deducting “Subtenant’s Costs”, which are defined as and expressly limited to the reasonable legal fees, marketing costs, brokerage commissions, build-out expenses and alterations allowances, if any, incurred by Subtenant in connection with such assignment, and (ii) if a subletting is involved, and the rents received by Subtenant under such sublease, after deducting Subtenant’s Costs incurred by Subtenant in connection with such sublease, shall exceed the Rental reserved hereunder that are allocable to the portion of the Premises sub-sublet by Subtenant (calculated on the basis of the Rental set forth herein), fifty (50%) percent of such excess shall be paid by Subtenant to Sublandlord as and when received.

23.     Personalty; Personal Property Taxes. Commencing on the Commencement Date and throughout the Term, Subtenant shall pay when due any personal property taxes due on Subtenant’s personal property or trade fixtures located at the Premises (the “Personalty Tax”). If the taxing authority bills Sublandlord or Owner for the Personalty Tax, Subtenant shall pay Sublandlord for same as additional rent due hereunder within ten (10) days following Sublandlord’s demand therefor.

24.     Insurance. During the Term, Subtenant, at its sole cost and expense, shall provide and maintain commercial general public liability and property damage insurance with a broad form contractual liability endorsement and other insurance required to be carried by Sublandlord in conformity with the provisions of the Lease applicable to the Premises, including, but not limited to, those set forth in the provisions of Section 8.03 of the Lease (“Subtenant’s Insurance”). Subtenant shall cause Sublandlord, Owner, any other party which Owner or Sublandlord may request under the Lease to be included as additional insureds in said policy or policies which shall contain provisions, that it or they will not be cancelable except upon not less than thirty (30) days’ prior written notice to all insureds and that the act or omission of one insured will not invalidate the policy as to the other insureds. Subtenant shall furnish to Sublandlord a certificate or certificates of insurance or other satisfactory evidence confirming that Subtenant’s Insurance is in effect at or before the Commencement Date and, on request, at reasonable intervals thereafter, but in no event less than once annually.

25.     Default.   In the event Subtenant defaults in the performance of any of the terms, covenants and conditions of this Sublease beyond any applicable notice and cure period set forth herein or in the Lease (provided that, subject to Section 10.3 hereof, Subtenant shall be entitled to the same notice and cure periods to which Sublandlord is entitled to under the Lease), Sublandlord shall be entitled to exercise any and all of the rights and remedies to which it is entitled by Legal Requirements, and also any and all of the rights and remedies specifically provided for in the Lease, which are hereby incorporated herein and made a part hereof with the same force and effect as if herein specifically set forth in full, and that wherever in the Lease rights and remedies are given to Owner, the same shall be deemed given to Sublandlord.

26.     Surrender/Restoration.   On the Expiration Date, or upon any earlier termination of this Sublease, or upon any re-entry by Sublandlord or the Owner upon the Premises, Subtenant shall, at its own expense, quit and surrender the Premises (and all keys thereto) to Sublandlord broom clean, in good order, condition and repair except for ordinary wear and tear and damage by fire or other casualty, together with all improvements, alterations and modifications which have been made upon the Premises (except as otherwise required by this Sublease or the Lease). Subtenant shall remove from the Premises and the Building all of Subtenant’s trade fixtures. equipment, furniture and all personal property of all persons or entities claiming through or under Subtenant, and all or other items that may be required to be removed by Owner and shall pay Sublandlord on demand the cost of repairing all damage to the Premises and the Building caused by such removal. Anything contained herein to the contrary notwithstanding, Subtenant shall also comply with Sections 2.03, 7.03 and 7.04 of the Lease and shall remove any Subtenant Alterations, including, without limitation, all trade fixtures, equipment, furniture, personal property, cabling and wiring installed by or on behalf of Subtenant, which Owner has required Sublandlord to remove pursuant to the Lease, and restore all damage to the Premises and the Building caused by such removal. Notwithstanding the foregoing, Subtenant shall have no obligation to remove any alterations or improvements installed in the Premises by or on behalf of Sublandlord.

27.     Intentionally Deleted.

28.     Miscellaneous.

28.1     This Sublease contains the entire agreement between the parties and all prior negotiations and agreements are merged in this Sublease. Any agreement hereafter made shall be ineffective to change, modify or discharge this Sublease in whole or in part unless such agreement is in writing and signed by the parties hereto. No provision of this Sublease shall be deemed to have been waived by Sublandlord or Subtenant unless such waiver be in writing and signed by Sublandlord or Subtenant, as the case may be. The covenants and agreements contained in this Sublease shall bind and inure to the benefit of Sublandlord and Subtenant and their respective permitted successors and assigns.

28.2     In the event that any provision of this Sublease shall be held to be invalid or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Sublease shall be unaffected thereby.

28.3     The paragraph headings appearing herein are for purposes of convenience only and are not deemed to be a part of this Sublease.

28.4     Capitalized terms used herein shall have the same meanings as are ascribed to them in the Lease, unless otherwise expressly defined herein.

28.5     This Sublease is offered to Subtenant for signature with the express understanding and agreement that this Sublease shall not be binding upon either party unless and until both parties shall have executed and Sublandlord has delivered a fully executed copy of this Sublease to Subtenant.

28.6     If any governmental license or permit shall be required for the proper and lawful conduct of Subtenant’s business in the Premises or any part thereof, including, without limitation, an amendment to the certificate of occupancy, Subtenant, at its sole cost and expense, shall duly procure, and thereafter maintain, such license or permit and submit the same for inspection by Sublandlord.

28.7     Neither the partners comprising Sublandlord (if Sublandlord is a partnership), nor the shareholders, partners, directors or officers of Sublandlord or any of the foregoing (collectively, the “Sublandlord Parties”) shall be liable for the performance of Sublandlord’s obligations under this Sublease. Subtenant shall look solely to Sublandlord to enforce Sublandlord’s obligations hereunder and shall not seek damages against any of the Sublandlord Parties. Subtenant shall look only to the assets of Sublandlord for the satisfaction of Subtenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money by Sublandlord in the event of any default by Sublandlord hereunder, and no property or assets of the Sublandlord Parties shall be subject to levy, execution or other enforcement procedure for the satisfaction of Subtenant’s remedies under or with respect to this Sublease, the relationship of Sublandlord and Subtenant hereunder or Subtenant’s use or occupancy of the Premises.

28.8     This Sublease shall be governed by, and construed in accordance with, the laws of the State of Florida.

28.9     This Sublease may be executed in multiple counterparts, each of which shall be deemed and original and all of which together shall constitute a single instrument. Delivery of a copy of this Sublease bearing a signature by facsimile transmission or by electronic mail in "pdf" format" shall have the same effect as physical delivery of this Sublease bearing the original signature.

29.     WAIVER OF JURY TRIAL AND COUNTERCLAIMS:

29.1     THE RESPECTIVE PARTIES HERETO SHALL AND THEY HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS SUBLEASE, THE RELATIONSHIP OF SUBLANDLORD AND SUBTENANT, SUBTENANT'S USE OR OCCUPANCY OF THE PREMISES, OR FOR THE ENFORCEMENT OF ANY REMEDY UNDER ANY STATUTE, EMERGENCY OR OTHERWISE. IF SUBLANDLORD COMMENCES ANY SUMMARY PROCEEDING AGAINST SUBTENANT, SUBTENANT WILL NOT INTERPOSE ANY COUNTERCLAIM OF WHATEVER NATURE OR DESCRIPTION IN ANY SUCH PROCEEDING (UNLESS FAILURE TO IMPOSE SUCH COUNTERCLAIM WOULD PRECLUDE SUBTENANT FROM ASSERTING IN A SEPARATE ACTION THE CLAIM WHICH IS THE SUBJECT OF SUCH COUNTERCLAIM), AND WILL NOT SEEK TO CONSOLIDATE SUCH PROCEEDING WITH ANY OTHER ACTION WHICH MAY HAVE BEEN OR WILL BE BROUGHT IN ANY OTHER COURT BY SUBTENANT.

29.2     THE PARTIES HERETO AGREE AND CONSENT THAT ANY PARTY TO THIS SUBLEASE MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY AS PROVIDED IN THIS SECTION.

30.     Letter of Credit.

30.1     Simultaneously with Subtenant’s execution of this Sublease, Subtenant has delivered to Sublandlord an irrevocable Letter of Credit (the “Letter of Credit”) (as hereinafter defined) in the form attached hereto as Exhibit B, in the amount of One Hundred Thousand and 00/100 Dollars ($100,000.00) (the “Security Amount”), as security for the full and faithful performance and observance by Subtenant of the terms, covenants and conditions of this Sublease.

30.2      The Letter of Credit shall be issued by and drawable upon any commercial bank, trust company, national banking association or savings and loan association acceptable to Sublandlord in its sole discretion with offices for banking purposes in Boca Raton, Florida (the “Issuing Bank”), which has outstanding unsecured, uninsured and unguaranteed indebtedness, or shall have issued a letter of credit or other credit facility that constitutes the primary security for any outstanding indebtedness (which is otherwise uninsured and unguaranteed), that is then rated, without regard to qualification of such rating by symbols such as “+” or “-” or numerical notation, “Aa” or better by Moody’s Investors Service and “AA” or better by Standard & Poor’s Rating Service, and has total assets of not less than Two Hundred Billion ($200,000,000,000) Dollars. If upon any transfer of the Letter of Credit, any fees or charges shall be so imposed, then such fees or charges shall be payable solely by Subtenant, and the Letter of Credit shall specify that it is transferable without charge to Sublandlord. If Sublandlord pays any such fees or charges, Subtenant shall reimburse Sublandlord therefor upon demand. The Letter of Credit shall provide that it shall be automatically renewed, without amendment or need for any other action, for consecutive periods of one year each thereafter during the Term, as the same may be extended (and in no event shall the Letter of Credit expire prior to the sixtieth (60th) day following the Expiration Date), unless the Issuing Bank notifies (the “Non-Renewal Notice”) Sublandlord by certified mail, return receipt requested, not less than forty five (45) days next preceding the then expiration date of the Letter of Credit stating that the Issuing Bank has elected not to renew the Letter of Credit. The Issuing Bank shall agree with all beneficiaries, drawers, endorsers, transferees and bona fide holders that drafts drawn under and in compliance with the terms of the Letter of Credit will be duly honored upon presentation to the Issuing Bank at an office location in Boca Raton, Florida. The Letter of Credit shall be subject in all respects to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590. Notwithstanding the foregoing, Sublandlord hereby approves Fifth Third Bank as the Issuing Bank with respect to the initial Letter of Credit.

30.3     If (a) Subtenant defaults in the payment or performance of any of the terms, covenants or conditions of this Sublease, including without limitation, the payment of Rental, following notice and the expiration of any applicable cure period, or (b) Sublandlord receives a Non-Renewal Notice, Sublandlord shall have the right by sight draft to draw, at its election, all or a portion of the proceeds of the Letter of Credit and thereafter hold, use, apply, or retain the whole or any part of such proceeds, (x) to the extent required for the payment of any Rental or any other sum as to which Subtenant is in default including (i) any sum which Sublandlord may expend or may be required to expend by reason of Subtenant’s default, and/or (ii) any damages to which Sublandlord is entitled pursuant to this Sublease, whether such damages accrue before or after summary proceedings or other reentry by Sublandlord and/or (y) as cash security to guaranty Subtenant’s obligations hereunder, unless and until Subtenant delivers to Sublandlord a substitute Letter of Credit which meets the requirements of this Article 30, provided at such time no default by Subtenant has occurred and is continuing beyond any applicable notice and cure periods, in which event Sublandlord shall have no obligation to accept such substitute Letter of Credit and shall have the right to retain the cash proceeds. If Subtenant shall comply with all of the terms, covenants and conditions of this Sublease, the Letter of Credit or the proceeds thereof, as the case may be, shall be returned to Subtenant no later than sixty (60) days after the Expiration Date and after delivery of possession of the Premises to Sublandlord in the manner required by this Sublease and the Sublease.

30.4     Upon an assignment of Sublandlord’s interest in this Sublease, provided Subtenant is not in default hereunder, Sublandlord shall transfer the Letter of Credit (or proceeds thereof) to the transferee of Sublandlord (the “Transferee”). Within five (5) days after notice to Subtenant that Sublandlord has assigned its interest in this Sublease, Subtenant, at its sole cost, shall (if required by Sublandlord) arrange for the transfer of the Letter of Credit to the Transferee, as designated by Sublandlord in the foregoing notice, or have the Letter of Credit reissued in the name of the Transferee. Upon such transfer of the Letter of Credit, Subtenant shall look solely to the Transferee for the return of the Letter of Credit, and thereupon, Sublandlord shall without any further agreement between the parties be released by Subtenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the Letter of Credit to a Transferee. Subtenant shall not assign or encumber or attempt to assign or encumber the Letter of Credit (or proceeds thereof) and neither Sublandlord nor its successors or assigns shall be bound by any such action or attempted assignment, or encumbrance.

30.5     If Subtenant defaults in the payment or performance of any of the terms, covenants or conditions of this Sublease following notice and the expiration of any applicable notice and cure period, including the payment of Rental, Sublandlord may, at its sole option, retain, use, or apply such portion of the Letter of Credit (or proceeds thereof) to the extent required for payment of any (i) Fixed Rent; (ii) Additional Rent; (iii) other sums as to which Subtenant is obligated to pay under this Sublease; (iv) sums that Sublandlord may expend or may be required to expend by reason of Subtenant's default of this Sublease; (v) loss or damage that Sublandlord may suffer by reason of Subtenant's default, including, without limitation, any damages incurred by Sublandlord or deficiency resulting from the reletting of the Premises, whether such damages or deficiency accrues before or after summary proceedings or other reentry by Sublandlord; or (vi) costs incurred by Sublandlord in connection with the cleaning or repair of the Premises upon expiration or earlier termination of this Sublease.

30.6     In no event shall Sublandlord be obligated to apply the Letter of Credit, and Sublandlord's right to bring an action or special proceeding to recover damages or otherwise to obtain possession of the Premises before or after Sublandlord's declaration of the termination of this Sublease for nonpayment of rent or for any other reason shall not be affected by reason of the fact that Sublandlord holds the Letter of Credit.

30.7     The Letter of Credit shall not be a limitation on Sublandlord's damages or other rights and remedies available under this Sublease, or at law or equity; nor shall the Letter of Credit be a payment of liquidated damages.

30.8     If Sublandlord uses, applies, or retains all or any portion of the Letter of Credit (or proceeds thereof), Subtenant will restore the Letter of Credit to its original amount within five (5) business days after written demand from Sublandlord. Subtenant shall be in material default of this Sublease if Subtenant fails to timely comply with this Section 30.8.

30.9     Sublandlord shall not be required to keep the proceeds of the Letter of Credit in an interest-bearing account. Subtenant shall promptly execute any forms which may be necessary or required by Sublandlord’s depository holding such proceeds. Subtenant shall be required to provide to Sublandlord its Federal tax identification number which shall be required to be updated in the event of any assignment of this Sublease as may be permitted pursuant to Article 22 hereof.

30.10     In the event any bankruptcy, insolvency, reorganization or other creditor-debtor proceedings shall be instituted by or against Subtenant, or its successors or assigns, or any surety of this Sublease, the proceeds of the Letter of Credit shall be deemed to be applied first to the payment of any Fixed Rent and any item of Additional Rent due Sublandlord for all periods prior to the institution of such proceedings, and the balance, if any, of such Letter of Credit may be retained by Sublandlord in partial liquidation of Sublandlord's damages.

31.     Parking. Subject to the terms and conditions of the Lease and this Sublease, Sublandlord shall request that Owner consent to the use by Subtenant of (i) thirty (30) parking spaces for the entire Term, and (ii) ten (10) additional parking spaces on a month to month basis, allocated to Sublandlord in the parking garage of the Building under Section 19.14 of the Lease (the "Parking Spaces"). Subtenant may use the Parking Spaces for its employees at its sole risk and in compliance with the term and conditions of this Sublease and the Lease. Subtenant shall pay to Sublandlord, within ten (10) days of receipt of demand therefor, any and all costs and expenses incurred by Sublandlord for the use by Subtenant of the Parking Spaces, including, without limitation, any and all parking charges, fees and taxes charged by Owner for the Parking Spaces from time to time during the Term hereof (“Parking Charges”). Subtenant acknowledges that Sublandlord shall have no liability to Subtenant for Owner’s refusal to consent to the use by Subtenant of any or all of the Parking Spaces, and none of Subtenant’s obligations under this Sublease shall be affected thereby, including, without limitation, the payment of Rental. Notwithstanding the foregoing, provided Subtenant is not in default hereunder, Subtenant shall have no obligation to pay Parking Charges for the six (6) months following the Commencement Date.

32.     Signage. Subject to the terms and conditions of the Lease and this Sublease, Sublandlord shall request, at Subtenant’s sole cost and expense, that Owner provide Subtenant with (i) one directory listing on the Building’s main lobby directory (“Directory Listing”), and (ii) building standard suite signage on the exterior of the Premises (the “Suite Signage”). Subtenant acknowledges that Sublandlord shall have no liability to Subtenant for Owner’s failure to permit and/or install the Directory Listing and/or the Suite Signage, and none of Subtenant’s obligations under this Sublease shall be affected thereby, including, without limitation, the payment of Rental. Subtenant shall pay to Sublandlord within ten (10) days of demand therefor any fees or charges incurred by Sublandlord in connection with the installation or maintenance of such signs.

33.     Option to Renew.

33.1     Subject to the terms of this Article 33, Subtenant shall have the option to renew the Term of this Sublease ("Renewal Option") for the period commencing on the day immediately following the Expiration Date and ending on April 29, 2027 (the “Renewal Term”); provided that (A) at the time Subtenant gives Sublandlord notice of Subtenant’s intention to exercise the Renewal Option and upon the Expiration Date of the initial Term (i) Subtenant is not in default of any of the terms or conditions of this Sublease following notice and the expiration of any applicable cure period hereunder, (ii) Subtenant has not assigned this Sublease or sublet all or any portion of the Premises, and (iii) Subtenant is in occupancy of the entire Premises, and (B) within thirty (30) days after Subtenant exercises the Renewal Option, Subtenant delivers to Sublandlord an amendment to the Letter of Credit, or a new letter of credit (which may be issued by Fifth Third Bank), in either case, in the Security Amount, in accordance with Article 30 hereof and otherwise in form and substance acceptable to Sublandlord in its sole discretion, and with a final expiration date no earlier than June 30, 2027 (the “Renewal Term Letter of Credit”). Anything in this Article 33 to the contrary notwithstanding, if Subtenant fails to deliver the Renewal Term Letter of Credit to Sublandlord within such thirty (30) days, then Sublandlord shall have the right, at any time thereafter on notice to Subtenant, to declare Subtenant’s exercise of the Renewal Option void and of no force or effect, and in such, this Term of this Sublease shall end on the Expiration Date set forth in Section 2.1 hereof. Subtenant shall exercise the Renewal Option, if applicable, by giving Sublandlord notice (the “Renewal Notice”) no later than six (6) months prior to the Expiration Date, TIME BEING OF THE ESSENCE WITH RESPECT TO THE DELIVERY OF THE RENEWAL NOTICE. If Subtenant exercises the Renewal Option, then during the Renewal Term all of the terms and conditions of the Sublease shall remain in full force and effect, except (A) the provisions of Section 3.2 hereof shall be deemed deleted from the Sublease and not apply to the Renewal Term, (B) the Expiration Date shall be April 29, 2027, and (C) the Fixed Rent during the Renewal Term shall be in the following amounts:

RENEWAL TERM SUBLEASE YEAR	ANNUAL FIXED RENT	MONTHLY FIXED RENT
First	$401,812.93	$33,484.41
Second	$413,867.32	$34,488.94
Third	$426.283.34	$35,523.61
Fourth	$439,071.84	$36,589.32
Fifth	$452,244.00	$37,687.00

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement of Sublease as of the day and year first above written.

SUBLANDLORD:

TWINLAB CONSOLIDATED HOLDINGS, INC.

By:	/s/ W E Stevens
Name: William Stevens Title: CFO

TWINLAB CONSOLIDATION CORPORATION

By:	/s/ W E Stevens
Name: William Stevens Title: CFO

SUBTENANT:

POWERCHORD, INC.

By:	/s/ Lanny Tucker
Name: Lanny Tucker Title: CEO

EXHIBIT A

FORM OF COMMENCEMENT DATE AGREEMENT

COMMENCEMENT DATE AGREEMENT

THIS COMMENCEMENT DATE AGREEMENT (this "Agreement") is dated as of ___ day of ____________, 2016, by and between TWINLAB CONSOLIDATED HOLDINGS, INC. and TWINLAB CONSOLIDATION CORPORATION (collectively, "Sublandlord"), and POWERCHORD, INC., ("Subtenant").

WITNESSETH:

WHEREAS, Sublandlord and Subtenant are parties to that certain Agreement of Sublease dated as of October ___, 2016 (the “Sublease”), pursuant to which Sublandlord subleases to Subtenant, and Subtenant subleases from Sublandlord, the entire fifth (5th) floor of the building located at 360 Central Avenue, St. Petersburg, FL 33701 (the “Premises”) on the terms and conditions set forth in the Sublease;

WHEREAS, Sublandlord, Subtenant and Owner have executed and delivered that certain Consent to Sublease dated as of ________________, 2016 (the “Owner Consent”), pursuant to which Owner has consented to the Sublease on the terms and conditions set forth in the Owner Consent; and

WHEREAS, pursuant to Section 2.1 of the Sublease, the parties desire to enter into this Agreement to confirm the delivery of the Premises by Sublandlord, the Commencement Date and the Rent Commencement Date.

NOW THEREFORE, in consideration of the mutual promises and undertakings of the parties as set forth herein, the parties hereby agree as follows:

1.     Capitalized Terms. All capitalized terms used in this Agreement and not otherwise defined shall have the meanings ascribed to such terms in the Sublease.

2.     Commencement Date. The Commencement Date of the Sublease is ______________________.

3.     Rent Commencement Date. The Rent Commencement Date of the Sublease is ________________.

4.     Delivery of Premises. Subtenant acknowledges that Sublandlord delivered the Premises to Subtenant on _____________ in accordance with the terms of the Sublease and Subtenant has accepted the Premises.

5.     Ratification of Sublease. All of the terms and conditions of the Sublease are hereby ratified and confirmed, and remain in full force and effect.

6.     Inconsistent Terms. Except to the extent expressly stated in this Agreement, if any terms of this Agreement conflict with any of the terms of the Sublease, the terms of the Sublease shall control.

7.     Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed and original and all of which together shall constitute a single instrument. Delivery of a copy of this Agreement bearing a signature by facsimile transmission or by electronic mail in "pdf" format" shall have the same effect as physical delivery of this Agreement bearing the original signature.

IN WITNESS WHEREOF this Commencement Date Agreement has been duly executed by the parties as of the date first written above.

TWINLAB CONSOLIDATED HOLDINGS, INC.

By:
Name: Title:

TWINLAB CONSOLIDATION CORPORATION

By:
Name: Title:

POWERCHORD, INC.

By:
Name: Title:

EXHIBIT B

FORM OF LETTER OF CREDIT

[ATTACHED]

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